SF 653                                                         SAMPLE


EXECUTIVE FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY. Adjustable death benefit. Benefits payable at the earlier of Maturity Date or death of Insured. Flexible premiums payable until the earlier of Maturity Date or death of Insured. NON-PARTICIPATING.


This policy is a legal contract between You, as owner, and Us, Principal Life Insurance Company. Your policy is issued based on the information in the application and payment of premiums as shown on the current Data Pages. We will pay the benefits of this policy in accordance with its provisions.

YOUR NET PREMIUMS ARE ADDED TO YOUR POLICY VALUE. YOU MAY ALLOCATE YOUR NET PREMIUMS TO ONE OR MORE OF THE DIVISIONS .


YOUR POLICY VALUE WILL VARY FROM DAY TO DAY. THE AMOUNT IS NOT GUARANTEED. IT MAY INCREASE OR DECREASE FROM DAY TO DAY DEPENDING ON THE INVESTMENT EXPERIENCE OF THE DIVISIONS THAT YOU HAVE CHOSEN. THERE ARE NO MINIMUM GUARANTEES REGARDING YOUR POLICY VALUE.


THE AMOUNT AND DURATION OF THE DEATH BENEFIT MAY BE VARIABLE OR FIXED AS DESCRIBED IN THIS POLICY.


10-DAY EXAMINATION OFFER. IT IS IMPORTANT TO US THAT YOU ARE SATISFIED WITH THIS POLICY. IF YOU ARE NOT SATISFIED, YOU MAY RETURN YOUR POLICY TO EITHER YOUR AGENT OR OUR OFFICE BEFORE THE LATEST OF: (1) 10 DAYS AFTER YOU RECEIVE THE POLICY OR (2) SUCH LATER DATE AS SPECIFIED BY APPLICABLE STATE LAW. IF YOU RETURN THIS POLICY, WE WILL REFUND YOUR PREMIUM IN STATES WHERE REQUIRED. IN STATES WHERE PERMITTED, WE WILL REFUND THE NET POLICY VALUE, WHICH MAY BE MORE OR LESS THAN YOUR PREMIUM. PLEASE READ YOUR POLICY CAREFULLY SO YOU MAY BETTER USE ITS MANY BENEFITS.

This policy starts on the Policy Date and will stay in force until the earlier of the Maturity Date shown on the current Data Pages or death of the Insured so long as You satisfy the requirements outlined in Your policy.



[GRAPHIC OMITTED][GRAPHIC OMITTED]



                                TABLE OF CONTENTS


SUBJECT                                                                   PAGE

DEFINITIONS IN THIS POLICY.................................................4


PURCHASING AND KEEPING THE POLICY IN FORCE.................................5


PREMIUM INVESTMENT OPTIONS.................................................7

BENEFITS WHILE POLICY IS IN FORCE..........................................8

TRANSFERS..................................................................9

POLICY LOANS..............................................................10

POLICY SURRENDER..........................................................11

POLICY EXPENSES...........................................................12

DEATH PROCEEDS............................................................13

BENEFIT PAYMENT OPTIONS...................................................15

ADJUSTMENT OPTIONS........................................................17

RIGHT TO EXCHANGE POLICY..................................................18

OWNER, BENEFICIARY, ASSIGNMENT............................................19

GENERAL INFORMATION.......................................................19

A copy of the application and any additional benefits provided by rider follow the last page of this policy.


4
SF 653                                                                 SAMPLE

                           DEFINITIONS IN THIS POLICY

ADJUSTMENT DATE means the Monthly Date on or next following Our approval of a requested adjustment.


ATTAINED AGE means the Insured's Issue Age plus the number of full Policy Years since the Policy Date.

DIVISION is the part of the Separate Account that invests in shares of a corresponding Mutual Fund. The value of an investment in a Division is variable and is not guaranteed.

EFFECTIVE DATE is the date on which all requirements for issuance of this policy have been satisfied.


INSURED means the person named as the Insured on the current Data Pages of this policy. The Insured may or may not be the owner.


ISSUE AGE is the age shown on Your current Data Pages.

LOAN ACCOUNT is that part of the Policy Value that reflects the total loan indebtedness.

MATURITY DATE is the date shown on Your current Data Pages.


MONTHLY DATE means the day of the month that is the same as the day of the Policy Date. The Monthly Date will never be the 29th, 30th, or 31st of any month.


MONTHLY POLICY CHARGE is the amount subtracted from Your Policy Value on each Monthly Date and is equal to the sum of the cost of insurance and the cost of additional benefits provided by any rider plus the asset based charge in effect on the Monthly Date.


MUTUAL FUND means a registered open-end investment company, or a separate investment account or portfolio thereof, in which a Division invests.


NET POLICY VALUE is the Policy Value less any outstanding policy loans and unpaid loan interest.


NET PREMIUM is the gross premium less the deductions for the Premium Expense Charge shown on the current Data Pages. It is the amount of premium allocated to the Divisions.


NET SURRENDER VALUE is the Surrender Value less any outstanding policy loans and unpaid loan interest.

NOTICE means any form of communication We receive in Our Office providing the information We need, either in writing or another manner that We approve in advance.

OFFICE means either Our servicing or home office.


POLICY DATE is the date shown on the current Data Pages. The Policy Date will never be the 29th, 30th, or 31st of any month.


POLICY FACE AMOUNT is the insurance benefit provided by the policy without any riders. The Policy Face Amount may be adjusted as described in the policy Adjustment Options section. The Policy Face Amount is shown on Your current Data Pages.

POLICY MONTH refers to any one-month period beginning on the Monthly Date.

POLICY VALUE is the sum of the values in the Divisions and the Loan Account, if any.


POLICY YEAR means the one year period beginning on the Policy Date and ending one day before the policy anniversary and each subsequent one year period beginning on a policy anniversary.


         Example: If the Policy Date is November 21, 2002, the first Policy Year ends on November 20, 2003. The first policy anniversary falls on November 21, 2003.


PREMIUM EXPENSE CHARGE is the charge deducted from premium payments to pay any sales charge, state and local premium taxes, and the federal tax charge shown on the current Data Pages.

PRORATED BASIS means the proportion the value of a particular Division bears to the total value of all Divisions.

SEPARATE ACCOUNT means Principal Life Insurance Company Variable Life Separate Account, which has Divisions to which Net Premiums may be allocated under this policy. Refer to the Variable Life Separate Account provision for details.


SURRENDER VALUE is the Policy Value plus an amount provided by any rider benefit.

TARGET PREMIUM is a premium amount used to determine any applicable Premium Expense Charge under a policy. Your Target Premium is shown on Your current Data Pages.

TOTAL FACE AMOUNT is the Policy Face Amount plus the insurance benefit provided by any Supplemental Benefit Rider issued with Your policy. If there is no Supplemental Benefit Rider issued with Your policy, the Total Face Amount is the Policy Face Amount. The Total Face Amount is shown on Your current Data Pages.


UNIT is the accounting measure used to calculate the Division values.

VALUATION DAY is any day that the New York Stock Exchange ("NYSE") is open for trading, and trading is not restricted.

VALUATION PERIOD means the period beginning at the close of normal trading on the NYSE, generally 4:00 p.m. E.T. on each Valuation Day, and ending at the close of normal trading of the NYSE on the next Valuation Day.


WE, OUR, US means Principal Life Insurance Company.


YOU, YOUR means the owner of this policy.



                   PURCHASING AND KEEPING THE POLICY IN FORCE


PREMIUM PAYMENTS


Your first premium is due on the Policy Date. After that, You may pay premiums at any time while this policy is in force. The amount of Your premiums is subject to the Premium Payment Limits provision. We will confirm Our receipt of premiums paid.

We will allocate the initial Net Premiums on the later of the Policy Date or the Effective Date. During the 10-Day Examination Period, We will allocate net premiums to the Money Market Division if state law requires Us to refund the initial premiums. We will re-allocate initial net premiums to the requested Division(s) at the end of the 10-Day Examination Period. If state law does not require refund of premiums paid, the initial net premiums can be immediately allocated to any available Division as directed in the application, unless You direct otherwise.

If the purchase of this policy falls within the definition of a replacement under state law, We reserve the right to retain the initial Net Premiums in the Money Market Division beyond the 10 days to correspond to the free look period of a particular state's replacement requirements.

Unless You change them, Your initial percentages apply to future allocations of premiums. The sum of the percentages for all Divisions must equal 100%.


PLANNED PERIODIC PREMIUMS

Preauthorized withdrawals may be set up on a monthly basis to allow Us to automatically deduct premium payments from Your bank or other financial institution account.


You may establish an annual, semiannual, or quarterly premium payment schedule. We send You reminder notices of Your planned periodic premium, including the amount and frequency of premium. These notices serve only as a reminder of Your preference. You may change the amount and frequency of Your planned periodic premiums by providing Notice to Us. Premiums are to be sent to the address We provide in the reminder notices. You may also make unscheduled payments to Us at Our Office.


PREMIUM PAYMENT LIMITS


You may make premium payments that are greater than the planned periodic premium. However, We will refund any premiums that would disqualify this policy as "Life Insurance" as defined in the Internal Revenue Code, Section 7702, as amended. Unless otherwise directed, We will refund any premiums that would make this policy a Modified Endowment Contract as defined in the Internal Revenue Code, Section 7702A, as amended.

If any premium payment increases the policy's death proceeds by more than it increases the Policy Value, We reserve the right to refund all or part of the premium payment. If all or part of the premium payment is not refunded, We may require satisfactory evidence of insurability.


GRACE PERIOD


A 61 day grace period begins when We mail a notice of impending policy termination to You. We mail this notice to You when the Net Policy Value is insufficient to cover the Monthly Policy Charge. This notice will be sent to Your last post office address known to Us.

If We have not received the full reinstatement payment set out in Our notice, (calculated in accordance with number 6 of the Reinstatement provision below) by the end of the grace period, Your policy terminates.


If the Insured dies during a grace period, We will pay the death proceeds to the beneficiary(ies).

TERMINATION


All policy privileges and rights of the owner under this policy terminate:


1.       When You surrender Your policy;

2.       When the death proceeds are paid;

3.       When the maturity proceeds are paid; or


4. When the grace period ends without Our receipt of the reinstatement payment amount, as described in the Grace Period provision.


REINSTATEMENT


If this policy terminates as described in the Grace Period provision and You have not surrendered Your policy, You may reinstate it provided:


1.       Such reinstatement is prior to the Maturity Date;

2.       Not more than three years have elapsed since the policy terminated;

3.       The Insured is alive;

4. You supply evidence which satisfies Us that the Insured is insurable under Our underwriting guidelines then in effect;

5. You either repay or reinstate any policy loans and unpaid loan interest on this policy existing at termination; and


6.       You make payment in the amount of (a) plus (b divided by c) where:

          a) is the amount Your Policy Value is less than zero before deducting the Monthly Policy Charge on the Monthly Date preceding the Grace Period;
          b)   is  three  Monthly  Policy  Charges;
          c)   is 1 minus the maximum Premium Expense Charge.

Reinstatement will be effective on the Monthly Date on or next following the date We approve it. Your Policy Date will remain the original Policy Date. You will receive new Data Pages upon reinstatement.

                           PREMIUM INVESTMENT OPTIONS

ALLOCATIONS


You may allocate Net Premiums to any of the Divisions. The sum of the allocation percentages must equal 100%.


We will allocate Net Premiums according to Your most recently chosen allocations.

You may change the allocation percentages by providing Us Notice.

DIVISIONS

The Separate Account is comprised of Divisions. Each Division invests in a Mutual Fund. You may allocate Net Premiums to one or more of the Divisions. Income, gains and losses, whether or not realized, from each Division's assets are credited to or charged against that Division without regard to income, gains or losses of other Divisions or Our other income, gains or losses.

VARIABLE LIFE SEPARATE ACCOUNT


The Separate Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940, as amended. Assets are put into the Separate Account Divisions to support this policy and to support other variable life insurance policies We may offer. We own the assets of the Separate Account. These assets are not part of Our general account. Income, gains and losses of the Separate Account Divisions, whether or not realized, are credited to or charged against the Separate Account Divisions' assets, without regard to Our other income, gains or losses. The assets of the Separate Account will be available to cover the liabilities of Our general account only to the extent that the Separate Account assets exceed its liabilities.

We reserve the right to add other Divisions, eliminate or combine existing Divisions, or transfer assets in one Division to another. If shares of a Mutual Fund are no longer available for investment, or in Our judgment investment in a Mutual Fund becomes inappropriate considering the purpose of the Separate Account, We may eliminate the shares of a Mutual Fund or a class of shares of a Mutual Fund and substitute shares of another Mutual Fund or another class of a Mutual Fund. Substitution may be made with respect to both existing investments and the investment of future Net Premium payments. However, no such changes will be made without notifying You and getting any required approval from the appropriate state and/or federal regulatory authorities.

If We eliminate or combine existing Divisions, or transfer assets in one Division to another, You may change Your allocation percentages and transfer any value in the eliminated or combined Divisions to other Division(s). You may exercise this right until the later of 60 days after 1) the effective date of such change or 2) the date You receive notice of this right. You may exercise this right at no charge only if You have an interest in the affected Division(s).



                        BENEFITS WHILE POLICY IS IN FORCE

POLICY VALUES

Your Policy Value at any time is equal to the sum of the values You have in the Loan Account and the Divisions.

DIVISION VALUE

The value for each Division is equal to the number of Units in that Division multiplied by that Division's Unit value. The number of Units in a Division at any time equals 1 minus 2, where:

     1.  Is the number of Units credited to the Division because of:

a.       Net Premiums allocated to it, and

b.       Amounts transferred to it; and

     2.  Is the number of Units redeemed from the Division because of:

a.       Amounts deducted from it,

b.       Amounts transferred from it, and

c.       Amounts surrendered from it.

The number of Units credited or redeemed for a given transaction is equal to the dollar amount of the transaction, divided by the Unit value on the Valuation Day of the transaction.

UNIT VALUES

We will determine the Unit value for each Division at the end of each Valuation Day.

The Unit value for each Division is obtained by multiplying the Unit value for the immediately preceding Valuation Day by the particular Division's net investment factor for the current Valuation Period.

NET INVESTMENT FACTOR

The net investment factor for a Division on any Valuation Day is equal to 1 divided by 2 where:

     1. Is the net asset value of the underlying Mutual Fund shares held by that Division at the end of such Valuation Day before any policy transactions are made on that day; and

     2. Is the net asset value of the underlying Mutual Fund shares held by that Division at the end of the immediately preceding Valuation Day after all policy transactions were made for that day.

We reserve the right to adjust the above formula for any taxes determined by Us to be attributable to the operations of the Division.


LOAN ACCOUNT VALUE

You may borrow against Your Policy under certain conditions. When You take out a loan, We redeem the amount of the loan from one or more of the Divisions and transfer the proceeds into the Loan Account. For details of the Loan Account see the Policy Loans provision.

                                    TRANSFERS

TRANSFERS ALLOWED


You may transfer amounts between the Divisions as provided below. To request a transfer, You must provide Us Notice. If We receive Your request prior to the close of the NYSE, the transfer is made and value is determined as of that day. Requests received after the close of the NYSE will be processed and values determined as of the next Valuation Day. We reserve the right to not accept transfer requests from someone requesting them for multiple contracts for which they are not the owner. We also reserve the right to modify or revoke transfer privileges.

TRANSFERS FROM DIVISIONS


You may transfer amounts from one Division to another by making either a scheduled or unscheduled Division transfer as follows:

UNSCHEDULED DIVISION TRANSFERS - You may make unscheduled transfers from one Division to another. You must specify the dollar amount or percentage to transfer to and from each Division. We reserve the right to charge a transaction charge as shown on the current Data Pages.

SCHEDULED DIVISION TRANSFERS - (Dollar Cost Averaging) - You may make scheduled transfers from one Division to another, as follows:

1. Transfers will begin on the date You specify otherwise on the first Monthly Date following receipt of Your request. The transfer date will never be the 29th, 30th or 31st.

2.       You  must   specify  how  often  the transfers  will  occur  (annually, semi-annually, quarterly or monthly).

3. You must specify the dollar amount or percentage to transfer from and to each Division and such amounts must be less than or equal to the value of that Division.

4. The transfers will continue until the value in the Division(s) is zero or We receive Notice to stop making the transfers.

5. We reserve the right to limit the number of Divisions from which transfers may be made at the same time. In no event will the limit ever be less than two.

AUTOMATIC PORTFOLIO REBALANCING

Automatic portfolio rebalancing (APR) allows You to maintain a specific percentage of Your Net Policy Value in the Divisions You have selected over time.

APR transfers:

1. Do not begin until the expiration of the Examination Offer (see Examination Offer on the front cover of Your policy).

2. May be made on the frequency (monthly, quarterly, semi-annually or annually) You specify on a calendar year or Policy Year basis.

3.       Do not begin until We receive Your Notice.

Transfers are effective at the end of the Valuation Period during which We receive Your Notice. APR is not available if You have scheduled division transfers (dollar cost averaging).

                                  POLICY LOANS

You may borrow against Your Policy Value with this policy as sole collateral. You may borrow up to 90% of Your Net Policy Value.

The minimum loan amount is shown on the current Data Pages.

LOAN ACCOUNT

If You borrow against Your Policy, We will redeem units from the Division(s) in an amount equal to Your loan and transfer the redemption proceeds to Your Loan Account. The effective date of the transfer is the date of the loan.

You may tell Us the proportion to redeem from each Division. If You do not tell Us, the loan amount will be redeemed in the same proportion as the allocation used for Your Monthly Policy Charge.

Your Loan Account will be part of Our general account and will be credited with interest from the date of the loan. We will credit interest to Your Loan Account at the interest rate shown on the current Data Pages. The interest rate is an effective annual rate. Interest accrues daily.

LOAN INTEREST CHARGE

Interest charges accrue daily at the annual loan interest rate shown on the current Data Pages. Interest is due and payable at the end of each Policy Year. Any interest not paid when due is added to the loan principal and bears interest at the same rate. The adding of unpaid interest charges to the loan principal will cause additional amounts to be redeemed from the Divisions in the same manner as described above for loans.

REPAYMENT

You may repay all or part of a policy loan as long as the policy is in force. Any loan repayment amount is transferred from Your Loan Account and applied to the Divisions in the same manner used to allocate premium payments. Any policy loans and unpaid loan interest not paid prior to the Insured's death or maturity are deducted from the death or maturity proceeds.

YOU SHOULD IDENTIFY THE PURPOSE OF ANY PAYMENT. IF YOU DO NOT, WE WILL APPLY ANY PAYMENT FIRST TO REPAY ANY OUTSTANDING POLICY LOAN.

                                POLICY SURRENDER

FULL SURRENDER

You may surrender Your Policy in full for its Net Surrender Value by sending Us Notice.

PARTIAL SURRENDERS


Each Policy Year after the first Policy Year, You may take partial surrenders from the Net Policy Value, subject to the following:


1. Each partial surrender must be in an amount not less than the minimum amount shown on the current Data Pages; and

2.       The amount surrendered may not exceed 90% of the Net Policy Value.

The partial surrender will result in the redemption of Units in the Division from which the partial surrender occurs. The partial surrender is effective at the end of the Valuation Period during which We receive Your Notice.

You may tell Us in what proportion to allocate the amount of the partial surrender from the Divisions. If You do not tell Us, We will withdraw the partial surrender from the Divisions in the same proportion as the allocations used for Your current Monthly Policy Charge.

Your Net Policy Value is reduced by the amount of the partial surrender plus any transaction fee as shown on the current Data Pages.

If Option 1 death benefit is in effect and the Death Proceeds equal the Total Face Amount, then the Total Face Amount is reduced by the amount of the partial surrender and any transaction fee as shown on the current Data Pages. If You have increased Your policy's Total Face Amount, any reduction of the Total Face Amount will be made on a last in, first out basis. The resulting Total Face Amount must be at least the minimum Total Face Amount for this policy as shown on the current Data Pages. However, if You make a preferred partial surrender, as described below, We will not reduce the Total Face Amount.

A preferred partial surrender is available only if Option 1 death benefit is in effect. The maximum preferred partial surrender is equal to (a plus b) not to exceed (c) where: a) is the amount of the partial surrender plus any transaction charge; b) is the amount of any preferred partial surrenders in the same Policy Year; c) is 5% of the Net Policy Value as of the end of the prior Policy Year.

The total preferred partial surrenders may not exceed Our maximum limits under Our underwriting guidelines then in effect.

If Option 2 death benefit is in effect, then the Total Face Amount is not reduced.

If Option 3 death benefit is in effect and Death Proceeds equal the Total Face Amount, then the Total Face Amount is reduced by the lesser of (a) or (b) where:
a) is the partial surrender amount plus any transaction fee (as shown on the current Data Pages); b) is the greater of (1) the amount that total partial surrenders exceed total premiums paid or (2) zero.

If there have been increases in Total Face Amount, any reduction of the Total Face Amount will be made on a last in, first out basis. The resulting Total Face Amount must be at least the minimum Total Face Amount for this policy as shown on the current Data Pages.

All partial surrenders will be subject to the limits as defined in the Internal Revenue Code Section 7702, as amended. An increase in Total Face Amount may be required in order to maintain compliance with the limits.

                                 POLICY EXPENSES

MONTHLY POLICY CHARGES

On the Policy Date, and each Monthly Date thereafter, We will deduct a Monthly Policy Charge.

The deduction for the Monthly Policy Charge is the sum of the following amounts:


1. The cost of insurance (described below) and the cost of additional benefits provided by any rider in force for the policy month; and

2. The current asset based charge which will not exceed the maximum shown on the current Data Pages.

We will withdraw the Monthly Policy Charge from the Policy Value.

The Monthly Policy Charge will be allocated:

1.   The same as the allocation percentages You chose for Your premiums; or

2.   Determined on a Prorated Basis; or

3.   Any other allocation which We mutually agree upon.

If You do not designate Monthly Policy Charge allocation percentages, they will be the same allocation percentages You chose for Your premiums. The sum of the percentages for all the Divisions must equal 100. Changes in allocation percentages may be made by providing Us Notice. Once approved by Us, they are effective as of the next Monthly Date.

If the amount in a Division is insufficient to allow the allocation You chose, Your Monthly Policy Charge will be allocated on a Prorated Basis.

COST OF INSURANCE

The cost of insurance on each Monthly Date is:


1. The cost of insurance rate as described in the Cost Of Insurance Rates provision divided by 1,000; multiplied by

2.   The net amount at risk.

The net amount at risk is the result of:

1. The death benefit as described in the Death Proceeds provision of this policy at the beginning of the Policy Month, divided by 1.0024663; minus

2. The Policy Value at the beginning of the policy month calculated as if the Monthly Policy Charge was zero.

COST OF INSURANCE RATES

The monthly cost of insurance rates at issue and for any underwritten Total Face Amount increases are based on the age at issue and adjustment, duration since issue and adjustment, risk classification, and smoking status of the Insured. The monthly cost of insurance rates for any non-underwritten Total Face Amount increases are based on the age at issue, duration since issue, risk classification, and smoking status of the Insured. The monthly cost of insurance rates are also based on gender of the Insured, unless otherwise indicated on Your Data Pages. We determine these rates based on Our expectations as to Our future investment earnings, expenses, mortality and persistency experience. Any change in these rates applies to all individuals of the same class as the Insured. The cost of insurance rates will never be greater than shown in the Table of Guaranteed Maximum Cost of Insurance Rates on the current Data Pages.

PREMIUM EXPENSE CHARGE

We will deduct a Premium Expense Charge as shown on the current Data Pages from each premium payment. The result will be the Net Premium payment.

                                 DEATH PROCEEDS

We will pay the death proceeds, subject to the provisions of the policy, after We receive Notice and proof that the Insured died before the Maturity Date. The death proceeds, determined as of the date of the Insured's death, are 1 minus 2 where:

1. Is the death benefit described below plus any proceeds from any benefit rider on the Insured's life; and

2. Is any outstanding policy loan and unpaid loan interest and, if the Insured's death occurs during a grace period, any overdue Monthly Policy Charges.

We will pay interest on death proceeds as required by law.

DEATH BENEFIT OPTIONS

This policy provides three death benefit options. The option in effect is shown on the current Data Pages.

For any death benefit option, the applicable percentages are shown on Your Data Pages.

Option 1.

Under Option 1, the death benefit equals the greater of:

1.   The Total Face Amount; or

2. The amount found by multiplying Your Surrender Value by the applicable percentage shown on Your Data Pages.

Option 2.

Under Option 2, the death benefit equals the greater of:

1.   The Total Face Amount plus Your Policy Value; or

2. The amount found by multiplying Your Surrender Value by the applicable percentage shown on Your Data Pages.

Option 3.

Under Option 3, the death benefit equals the greater of:

1. The Total Face Amount plus the greater of: a) premiums paid less partial surrenders; and b) zero; or

2. The amount found by multiplying Your Surrender Value by the applicable percentage shown on Your Data Pages.

--------------------------------------------------------------------------------

                                       Age of Female/Unisex           10
CHANGES IN DEATH BENEFIT OPTIONS              Payee                 Years


You may change the death benefit option on or after the first policy anniversary. To request a change in the death benefit option, You must send Us Notice. A change approved on a Monthly Date will be effective on that Monthly Date. A change approved on other than a Monthly Date will be effective on the next following Monthly Date. Changes in options are limited to two per Policy Year and are subject to the following conditions:

1. If the change is from Option 1 to Option 2, We will reduce the Total Face Amount. The reduction will be equal to the Policy Value on the effective date of the change. If there have been increases in the Total Face Amount, the reduction of the Total Face Amount will be made on a last in, first out basis. The Total Face Amount after any reduction must be at least the minimum Total Face Amount as shown on Your current Data Pages. We may require proof of insurability which satisfies Us.

2. If the change is from Option 2 to Option 1, We will increase the Total Face Amount. The increase will be equal to the Policy Value on the effective date of change. The increase will be in the same proportion as the Policy Face Amount to the Total Face Amount. No proof of insurability is required.

3. If the change is from Option 3 to Option 1, We may increase the Total Face Amount if the total premiums paid are greater than any partial surrenders and any transaction fee (as shown on the current Data Pages) to the date of the change. The increase will be in the same proportion as the Policy Face Amount is to the Total Face Amount. No proof of insurability is required.

4. If the change is from Option 3 to Option 2, We will adjust the Total Face Amount. If there is an increase in Total Face Amount, the increase will be in the same proportion as the Policy Face Amount to the Total Face Amount. If there is a reduction of the Total Face Amount and there have been increases in Total Face Amount, the reduction will be made on a last in, first out basis. The amount of the adjustment will be determined by subtracting the Policy Value from the greater of: a) total premiums paid less partial surrenders; and b) zero. We may require proof of insurability.

5.   You may not change from Option 1 to Option 3 or from Option 2 to Option 3.

6. A Death Benefit Option change will be subject to the limits as defined in the Internal Revenue Code Section 7702, as amended. An additional increase in Total Face Amount may be required in order to maintain compliance with the limits.

MATURITY PROCEEDS

If the Insured is living on the policy's Maturity Date, We will pay You the policy's maturity proceeds, which are equal to the Net Surrender Value.

                             BENEFIT PAYMENT OPTIONS

You may elect a benefit payment option for payment of Your death, maturity, or surrender proceeds. If no benefit payment option has been elected at the Insured's death, the beneficiary may apply the death proceeds to a benefit payment option.

Once the proceeds are applied under a benefit payment option, this policy must be exchanged for a supplementary contract.

Benefit payment options are based on the 1983a Annuity Mortality Table with mortality projected 18 years by projection scale G at 3.0% interest, compounded annually. Benefit payment options are also based on the gender of the payee except for policies issued in states which require unisex rates or in connection with benefit plans not based on the gender of the Insured.

If the payee's correct age or gender, if applicable, is not given to Us at the time benefit options become payable, We will adjust the periodic income payable under the supplementary contract. Any adjustment will be based on the amount of periodic income that would have been purchased at the correct age and gender, if applicable.

OPTION A. SPECIAL BENEFIT  ARRANGEMENT - An  individualized
--------------------------------------
benefit option can be designed with Our approval.

OPTION B. LIFE INCOME - We will pay an income during a person's lifetime. You may elect a minimum guaranteed period. Payments will be in an amount We determine, but not less than guaranteed by this section (a 10 year guaranteed period certain is shown in the table below). If the payee dies after payments begin and before the end of any minimum guaranteed period, the remaining payments will be paid to a payee named under the benefit option.

OPTION C. JOINT AND SURVIVOR LIFE INCOME - We will pay an income during the lifetime of two persons and continuing until death of the survivor. You may elect a minimum guaranteed period. Payments will be in an amount We determine, but not less than guaranteed by this section (a 100% joint survivor life income with 10 year guaranteed period certain is shown in the table below). If both persons die after payments begin and before the end of any minimum guaranteed period, the remaining payments will be paid to a payee named under the benefit option.

OPTION B TABLES

Minimum monthly life income for each $1,000 of proceeds applied. We will make the first payment on the effective date of the supplementary contract. Male and Female/Unisex tables are provided.


          Age of Male
            Payee

             55               4.40                  55               4.03
             56               4.48                  56               4.10
             57               4.57                  57               4.17
             58               4.66                  58               4.25
             59               4.76                  59               4.33

             60               4.87                  60               4.41
             61               4.97                  61               4.50
             62               5.09                  62               4.60
             63               5.21                  63               4.70
             64               5.33                  64               4.80

             65               5.47                  65               4.91
             66               5.60                  66               5.03
             67               5.75                  67               5.16
             68               5.89                  68               5.29
             69               6.05                  69               5.43

             70               6.21                  70               5.57
             71               6.37                  71               5.73
             72               6.54                  72               5.89
             73               6.71                  73               6.06
             74               6.88                  74               6.24

             75               7.05                  75               6.42


--------------- -------------- -------------- -------------------- -------------

OPTION C TABLES

Minimum monthly 100% joint and survivor life income for each $1,000 of proceeds applied. We will make the first payment on the effective date of the supplementary contract. Male, Female and Unisex tables are provided.

Male/Female:


---------------------- --------------------------------------------------------

                                                      Age of Female Payee
Age of Male Payee

---------------------- --------------------------------------------------------
---------------------- ----------- ----------------- ----------------- --------

         55             60           62               65           70

---------------- ------------------------------ -----------------------------
---------------- ------------------------------ -----------------------------

  60    3.82           4.04         4.12             4.25         4.45
  62    3.85           4.09         4.19             4.33         4.57
  65    3.90           4.16         4.28             4.45         4.74
  70    3.95           4.26         4.40             4.62         5.01
  75    3.99           4.33         4.48             4.75         5.24

---------------- ------------------------------ -----------------------------

Unisex:

-----------------------------------------------------------------------------

                                                            Age of Younger Payee
        Age of Older Payee

------------------ ------------------------------------------------------------
------------------ ---------------- ------------------------------------------

                         55               60       62       65       70

------------------ ---------------- ------------------------------------------
------------------ ---------------- ------------------------------------------

    60                  3.75             3.91
    62                  3.79             3.98     4.05
    65                  3.84             4.07     4.16     4.29
    70                  3.91             4.19     4.31     4.50     4.81
    75                  3.96             4.29     4.43     4.67     5.09

------------------ ---------------- ------------------------------------------



BENEFIT PAYMENT CONDITIONS

When You elect a benefit payment option:

1. Any amount payable to an assignee will be paid in one lump sum and any remaining proceeds will then be applied to the elected benefit payment option.

2. The proceeds applied must be at least $5,000 and result in periodic payments of at least $25.

3. Benefit payment options are restricted if the recipient of benefits is not a natural person.

4. Under Options B and C, one of the persons on whose life payments are based must be the owner, Insured, or beneficiary. The size of payments depends on the age and gender, where applicable, of the person or persons on whose life payments are based. This will be determined as of the effective date of the supplementary contract. We reserve the right to require evidence of age, gender where applicable, and continuing survival.

                               ADJUSTMENT OPTIONS

ADJUSTING THE FACE AMOUNT


While Your policy is in force You may request an increase or decrease in the Total Face Amount. Decreases may not be made during the first Policy Year. Any adjustment request is subject to Our approval.

The request for a decrease in the Total Face Amount will be subject to the limits as defined in the Internal Revenue Code Section 7702, as amended. A decrease may not be allowed if the decrease would cause a refund of premium and/or the distribution of the Policy Value in order to maintain compliance with the limits. The Total Face Amount may not be decreased below the minimum shown on Your Data Pages.


APPROVAL OF AN ADJUSTMENT


Any increase in Policy Face Amount or Total Face Amount will be in a risk classification We determine, and will be approved if:


1.   The Insured is alive; and

2.   The Attained Age of the Insured is 75 or less; and

3. The amount of the Total Face Amount increase is at least the minimum Total Face Amount increase shown on the current

     Data Pages; and

4. You supply evidence which satisfies Us that the Insured is insurable under Our underwriting guidelines then in effect; and

5. The death proceeds less the Policy Value does not exceed Our maximum limits as defined under Our underwriting guidelines then in effect.

No adjustment will be approved if:


1. The Total Face Amount after adjustment would be less than the minimum Total Face Amount shown on the current Data Pages; or

2.   Your Monthly Policy Charges are being waived under any rider.

REQUESTING AN ADJUSTMENT

You must send Us Notice for an adjustment. The Insured and owner must sign a Notice requesting a Total Face Amount increase. The Notice must show the Total Face Amount desired after adjustment. An adjustment is effective on the Adjustment Date.

                            RIGHT TO EXCHANGE POLICY

You may exchange this policy for a new life insurance policy We make available for this purpose on the life of the Insured. The new policy will not be a term insurance policy or a variable insurance policy. Evidence of insurability will not be required.

The exchange must be made during the first 24 months from the Policy Date while Your policy is in force, but not while it is in a grace period. The exchange will be effective on Our receipt of written notice. This policy will then terminate. The new policy will have the same Policy Date as this policy.

The new policy will have the same death benefit as this policy unless required to be higher in order to qualify as "life insurance" as defined in the Internal Revenue Code, Section 7702, as amended. The new policy will be based on the same issue age, gender, and risk classification as this policy.

No additional charge will be made for this exchange privilege. Any outstanding policy loans and unpaid loan interest must be repaid or transferred to the new policy.

Any benefit riders included on this policy may be exchanged, without evidence of insurability, for similar benefit riders on the new policy if:

1.   You request the similar benefit rider to be included on the new policy; and

2. The similar benefit rider was available for the new policy on the Effective Date of the benefit rider of this policy based on the same issue age, gender, if applicable, and risk classification of the Insured.

                         OWNER, BENEFICIARY, ASSIGNMENT

OWNERSHIP

The owner is named in the application unless You change ownership as provided below. As owner, You may exercise every right and privilege provided by Your policy, subject to the rights of any irrevocable beneficiary(ies). Your ownership rights and privileges continue while Your policy is in force.

BENEFICIARY

The beneficiary(ies) named in the application will receive the death proceeds unless You change the beneficiary designation as provided below. If any Beneficiary dies before the Insured, unless You direct otherwise, We will pay the death proceeds to any surviving Beneficiary(ies) according to their designated percentages. If no beneficiary(ies) survives the Insured, the death proceeds will be paid to the owner or to the owner's estate unless otherwise specified.

CHANGE OF OWNER OR BENEFICIARY

You may change the owner or beneficiary(ies) of this policy by sending Us Notice. Our approval is needed and no change is effective until We approve it. Once approved, the change is effective as of the date You signed the request. We may require that You send Us this policy so We can record the change.

BENEFIT INSTRUCTIONS

While the Insured is alive, You may send Us instructions for the payment of the death proceeds under one of the benefit payment options. Such instructions, or change of instructions, must be in a format We specify. We must approve the arrangement chosen before any payment is made. If You change beneficiary(ies), prior benefit instructions are revoked.

ASSIGNMENT

You may assign Your policy as collateral for a loan. The assignment must be in writing and filed in Our Office. We assume no responsibility for any assignment's validity. An assignment as collateral does not change the owner. The rights of beneficiaries, whenever named, except irrevocable beneficiaries, become subordinate to those of the assignee.

                               GENERAL INFORMATION

THE CONTRACT

This policy, the attached application(s) and riders, any amendments to the application(s), any adjustment and reinstatement application(s), and the current Data Pages make up the entire contract. Any statements made in the application(s), an adjustment application(s) or any amendments to the application(s) will be considered representations and not warranties. No statement, unless made in an application(s), or amendments thereto, will be used to void Your policy (or void an adjustment in case of an adjustment application(s)) or to defend against a claim.

ALTERATIONS

This policy may be altered by mutual agreement, but any alterations must be in writing and signed by one of Our corporate officers. No one else, including the agent, may change the contract or waive any provisions.

INCONTESTABILITY

With respect to statements made in the initial application(s) for this policy, We will not contest this policy after the Insured has been alive for two years after the Policy Date. With respect to statements made in any subsequent application(s) for additional coverage or reinstatement application(s), We will not contest the additional coverage or reinstated coverage resulting from such application(s) after the Insured has been alive for two years after the date of the adjustment or reinstatement. The time limits in this Incontestability provision do not apply to fraudulent misrepresentations.


MISSTATEMENT OF AGE AND GENDER

If the age or gender, where applicable, of the Insured has been misstated, the death benefit will be that which would be purchased by the most recent cost of insurance rate charge at the Insured's correct age or gender, where applicable.


DEFERMENT


We will usually pay surrenders, partial surrenders, policy loans or maturity proceeds within 5 Valuation Days after We receive Notice. We will usually pay any death benefit within 5 Valuation Days after We receive 1) proof at Our Office of the Insured's death, and 2) any other forms We may require to be completed.


We may not be able to determine the value of the Divisions of Our Separate Account if:


1. The NYSE is closed on other than customary weekend and holiday closings, or trading on the NYSE is restricted as determined by the Securities and Exchange Commission (SEC);

2.       The SEC, by order, permits postponement; or


3. The SEC requires that trading be restricted or declares an emergency, as a result of which disposal of securities is not reasonably practicable or it is not reasonably practicable to determine the net asset values of the Mutual Funds.

If any of the above events occur, We reserve the right to defer:

1. Determination and payment of any surrender, partial surrenders, maturity proceeds, or death proceeds;

2.       Payment of any policy loans;

3.       Determination of the Unit values of the Divisions;

4.       Any requested transfer between the Divisions; and


5. Application of Your death proceeds, maturity proceeds, or surrender proceeds under Benefit Payment Options.


If payments are delayed and Your request for total surrender, partial surrender, transfer or policy loan is not canceled by Your Notice, the amount of the surrender, transfer or policy loan will be determined the first Valuation Date following the expiration of the permitted delay. The death proceeds, maturity proceeds, surrender or policy loan will be paid, or transfers made, within 5 Valuation Days thereafter.

SUICIDE

This policy's death proceeds will not be paid if the Insured dies by suicide, while sane or insane, within 2 years of the Policy Date. Instead, We will return all premiums paid, less any policy loans and unpaid loan interest, less any partial surrenders. This amount will be paid to the beneficiary(ies).

Any Total Face Amount increase made under the adjustment options will not be paid if the Insured dies by suicide, while sane or insane, within 2 years of the Adjustment Date. Instead, We will return the sum of the cost of insurance charges for the increased amount of protection. This amount will be paid to the beneficiary(ies).

BASIS OF VALUES

Guaranteed maximum cost of insurance rates are based on the mortality table referred to on the current Data Pages. We filed a detailed statement of the method of calculating values and benefits with the insurance department of the state in which this policy is written. The guaranteed values are greater than or equal to those required by any state law.

STATEMENT OF VALUE

You will receive a statement once each Policy Year until the policy terminates. The statement will show:

1.       The current death benefit;

2.       The current Policy and Surrender Values;

3.       All premiums paid since the last statement;

4.       All charges since the last statement;

5.       Any policy loans and unpaid loan interest;

6.       Any partial surrenders since the last statement;

7.       Any investment gain or loss since the last statement; and

8.       The value of each Division.